UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2012
Ameresco, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 410, Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On October 19, 2012, Ameresco Asset Holdings IV LLC (“Holdings IV”), a holding company for 18 renewable energy project companies and a wholly-owned subsidiary of Ameresco, Inc. (“Ameresco”), entered into a credit and guaranty agreement with Union Bank, N.A. and CoBank ACB, for whom Union Bank, N.A. acts as administrative agent and collateral agent. Holdings IV's subsidiaries collectively own 22 renewable energy projects, 16 of which are currently operating and the remaining 6 of which are at various stages of construction.
The credit and guaranty agreement provides for a $47.2 million construction-to-term loan credit facility. Holdings IV is the sole borrower under the credit facility. The obligations under the credit facility are guaranteed by all of Holdings IV's subsidiaries and are secured by a pledge of all of Holdings IV's and its subsidiary guarantors' assets and of Ameresco's equity interest in Holdings IV. At the closing, Holdings IV drew down construction loans for an aggregate of $33.5 million with respect to 20 of the projects. Holdings IV can draw additional construction loans, subject to customary conditions, during the construction loan phase, which can extend no later than June 1, 2013 for all of the projects other than one for which the construction loan phase can extend no later than September 30, 2013 under the terms of the credit facility. The construction loans are expected to convert to term loans by the second and third quarters of 2013.
Ameresco has provided a construction completion guaranty to the lenders with respect to the 6 projects currently in construction. Ameresco has also guaranteed the obligations of Holdings IV and its subsidiaries to repay certain renewable energy government cash grants upon the occurrence of events that cause the recapture of such grants. Ameresco has entered into a solar carve-out renewable generation attributes (“SRECS”) purchase and sale agreement with certain of Holdings IV's solar energy producing subsidiaries, under which Ameresco agrees to purchase all SRECs produced during the term of the credit facility for a fixed price. Borrowings under the credit facility otherwise are non-recourse to Ameresco.
The interest rate for the credit facility is based on, at Holdings IV's option, either (1) the greater of Union Bank's prime rate or the federal funds rate, plus in either case a margin of 0.50% or (2) the one-, two- three- or six-month London interbank deposit rate (“LIBOR”) plus a margin of 3.00% until October 19, 2015 and thereafter LIBOR plus a margin of 3.25% until October 19, 2018 and thereafter LIBOR plus a margin of 3.50% until maturity. A quarterly commitment fee of 0.75% is payable on the undrawn portion of the credit facility during the construction loan phase.
The term loan portion of the credit facility matures on the seventh anniversary of the first term conversion date, which can occur no later than June 1, 2013 under the terms of the credit facility, when all amounts will be due and payable in full.
The construction loans do not require amortization of principal. The term loan requires quarterly principal payments based on a fifteen (15)-year amortization schedule, with the balance of approximately $28.2 million, assuming the full amount of the credit facility is drawn, due at maturity. All borrowings may be paid before maturity in whole or in part at Holdings IV's option without penalty or premium, other than reimbursement of any swap breakage and deployment costs in the case of LIBOR borrowings. The term loan is subject to mandatory pre-payment provisions customary for non-recourse project financings of this type. The credit facility provides for Holdings IV to be able to transfer or release a project from the lien granted pursuant to the credit and guaranty agreement, subject to conditions, including that the term loan's outstanding balance is not less than $25.0 million.
The credit facility limits Holdings IV's and its subsidiaries' ability to, among other things: incur liens or guarantee obligations; incur additional indebtedness; pay dividends and make other distributions; dispose of assets; engage in other business activity; merge or liquidate; issue additional equity; enter leases; make investments; engage in transactions with affiliates, except in the ordinary course of business on an arms' length basis; amend construction projects; amend construction or annual operating budgets by more than 10%; and make capital expenditures.
Any failure to comply with the covenants of the credit facility would not only prevent Holdings IV from being able to borrow additional funds, but would constitute a default, permitting the lenders to, among other things, accelerate the amounts outstanding, including all accrued interest and unpaid fees, under the credit facility, to terminate the credit facility, and enforce liens against the collateral.
The credit facility also includes several other customary events of default, including a change in control of Holdings IV and breach of certain contracts of certain of the projects, permitting the lenders to accelerate the indebtedness, terminate the credit facility, and enforce liens against the collateral.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.
Date: October 24, 2012	By:	/s/ Andrew B. Spence
Andrew B. Spence
Vice President and Chief Financial Officer